AN IMPORTANT NOTICE TO THE STOCKHOLDERS MUNIINSURED FUND, INC.

As a stockholder of MuniInsured Fund, Inc. (the “Fund”), you are being asked to consider a transaction in which MuniYield Insured Fund, Inc. (“MuniYield Insured”) will acquire the Fund (the “Reorganization”). The following chart outlines the Reorganization structure.

Surviving Fund	Acquired Fund

MuniYield Insured Fund, Inc.	MuniInsured Fund, Inc.

On May 19, 2004, the Fund will hold an Annual Meeting of Stockholders for the purpose of considering the Reorganization as well as to elect three Class III directors. A combined proxy statement and prospectus, which provides information about the proposed Reorganization and about the Fund and MuniYield Insured, is enclosed along with a Question and Answer sheet that addresses frequently asked questions.

You are being asked to approve the Agreement and Plan of Reorganization pursuant to which MuniYield Insured will acquire substantially all of the assets and will assume substantially all of the liabilities of the Fund and will simultaneously distribute to the Fund newly issued full shares common stock of MuniYield Insured (plus cash in lieu of fractional shares). Such shares of common stock will then be distributed on a proportionate basis to the stockholders of the Fund (plus cash in lieu of fractional shares). When the Reorganization is completed, the Fund will dissolve as a corporation under Maryland law and deregister as an investment company under the Investment Company Act of 1940, as amended.

The Board of Directors of the Fund has reviewed the proposed Reorganization and recommends that you vote FOR the proposed Reorganization after carefully reviewing the enclosed materials.

Your vote is important. Please take a moment now to sign, date and return your proxy card in the enclosed postage paid return envelope. If you have been provided with the opportunity on your proxy card or voting instruction form to provide voting instructions via telephone or the Internet, you may take advantage of these voting options. If we do not hear from you, you may receive a telephone call from our proxy solicitor, Georgeson Shareholder, reminding you to vote your shares.

FREQUENTLY ASKED QUESTIONS

In this Question and Answer Sheet, we will refer to MuniYield Insured Fund, Inc. as MuniYield Insured and MuniInsured Fund, Inc. as MuniInsured.

Q.	Why am I receiving this proxy?

A.	As a stockholder of MuniInsured, you are being asked to consider a transaction in which your Fund will be acquired by MuniYield Insured. This transaction is referred to in this question and answer sheet as the Reorganization. This proxy is being sent to all stockholders of common stock of MuniInsured. The Reorganization only requires the vote of these stockholders. The Reorganization does not require the vote of the holders of shares of common stock or Auction Market Preferred Stock (“AMPS”) of MuniYield Insured.

Q.	Which Fund will be the Surviving Fund and which Fund will be the Acquired Fund in the Reorganization?

A.	MuniYield Insured will be the Surviving Fund. MuniInsured will be the Acquired Fund. The Surviving Fund is an exchange-listed closed-end fund listed on the New York Stock Exchange (the “NYSE”). MuniInsured is an exchange-listed closed-end fund listed on the American Stock Exchange.

Q.	How will the Reorganization benefit stockholders?

A.	Stockholders should consider the following:

•	After the Reorganization:

•	Stockholders of MuniInsured will remain invested in a non-diversified, closed end fund with an investment objective and policies that are substantially similar to MuniInsured’s current investment objective and policies;

•	Stockholders of MuniInsured will become invested in a fund that can use leverage by issuing Auction Market Preferred Stock (“AMPS”) to seek to enhance the yield to common stockholders. The use of leverage results in certain additional costs to common stockholders that do not currently apply to stockholders of MuniInsured, which does not issue AMPS, and also increases the risk of volatility in yield, net asset value and market price for common stockholders. However, the Board of Directors of MuniInsured determined that the benefits of having the flexibility to seek to increase yield by using leverage outweighed these additional costs and the risks of using leverage;

•	The per share operating expenses of the common stock of MuniYield Insured, excluding the additional expenses that result from the AMPS, are expected to be lower than the current per share operating expenses of the common stock of MuniInsured, which is not leveraged and is, therefore, not subject to any additional expenses that apply to AMPS. Although the total operating expenses of the common stock of MuniYield Insured, including the additional expenses that result from MuniYield Insured’s AMPS, are expected to be higher than MuniInsured’s current total operating expenses, the Directors of MuniInsured determined that the potential benefits to common stockholders of MuniYield Insured from the ability to issue AMPS to seek to enhance yield outweighed the potentially higher overall operating expense ratio;

•	Stockholders of MuniInsured will become invested in a fund with substantially greater net assets and should experience economies of scale; and

•	Former MuniInsured common stockholders will continue to be able to sell their shares of common stock on each day that the NYSE is open for trading at the market price; the market price may be higher or lower than the net asset value of the shares and transactions in shares may be subject to brokerage commissions or other charges.

Q.	Will the Reorganization change my privileges as a stockholder?

A.	Your rights as a stockholder will not change in any substantial way as a result of the Reorganization. In addition, the stockholder services available to you after the Reorganization will be substantially the same as the stockholder services currently available to you.

Q.	How does MuniYield Insured differ from MuniInsured?

A.	MuniYield Insured has substantially the same investment objective and investment strategies as MuniInsured. However, MuniYield Insured may also use leverage through the issuance of AMPS to seek to enhance the yield to holders of its common stock. MuniInsured may not use leverage. Under normal market conditions, the income earned on MuniYield Insured’s portfolio should exceed the dividend rate MuniYield Insured must pay to holders of AMPS. Thus, MuniYield Insured’s use of AMPS should provide common stockholders with a higher yield than they would receive if the Fund were not leveraged, although no assurance can be given that the use of AMPS will result in a higher yield or return to common stockholders. The use of leverage results in certain additional costs to common stockholders that do not currently apply to stockholders of MuniInsured.

The use of leverage by MuniYield Insured creates certain risks for common stockholders, including the greater likelihood of higher volatility of the Fund’s yield, its net asset value and the market price of its common stock. Leverage also creates the risk that the yield or return on shares of MuniYield Insured’s common stock will be reduced or eliminated to the extent the dividends paid on AMPS and other expenses of the AMPS exceed the yield or return earned by the Fund on its investments. Furthermore, since any decline in the value of MuniYield Insured’s investments will affect only the common stockholders, in a declining market the use of leverage will cause the Fund’s net asset value to decrease more than it would if the Fund were not leveraged. This decrease in net asset value will likely also cause a decline in the market price for shares of common stock. No assurance can be given that MuniYield Insured will earn a higher yield or return on its investment portfolio than the then-current dividend rate (and any additional distribution) it pays on the AMPS. Under certain circumstances, when MuniYield Insured is required to allocate taxable income to holders of AMPS, the terms of such preferred stock require the Fund to make an additional distribution to such holders in an amount approximately equal to the tax liability resulting from such allocation.

Q.	If I own shares of common stock of MuniInsured, will I own the same number of shares of common stock of MuniYield Insured after the Reorganization as I currently own?

A.	No. You will receive full shares of common stock of MuniYield Insured (plus cash in lieu of fractional shares) with the same aggregate net asset value as the shares of common stock of MuniInsured you own on the business day prior to the closing date of the Reorganization (the “Valuation Date”). The number of shares you receive will depend on the relative net asset values of the shares of common stock of the Funds on that date.

2

For example, let us assume that you own 10 shares of common stock of MuniInsured. If the net asset value of MuniInsured common stock on the Valuation Date is $6 per share, and the net asset value of MuniYield Insured common stock on the Valuation Date is $12 per share, you will receive 5 shares of MuniYield Insured common stock in the Reorganization. The aggregate net asset value of your investment will not change. (10 shares of MuniInsured common stock x $6 = $60; 5 shares of MuniYield Insured common stock x $12 = $60).

Thus, if on the Valuation Date the net asset value of the common stock of MuniYield Insured is higher than the net asset value of the common stock of MuniInsured, you will receive fewer shares of common stock of MuniYield Insured in the Reorganization than you held in MuniInsured before the Reorganization. On the other hand, if the net asset value of the common stock of MuniYield Insured is lower than the net asset value of the common stock of MuniInsured, you will receive a greater number of shares of common stock of MuniYield Insured in the Reorganization. The aggregate net asset value of your shares after the Reorganization will be the same as before the Reorganization except that you may receive cash in lieu of fractional shares of MuniYield Insured.

Q.	Should I send in my stock certificates now?

A.	No. After the Reorganization is completed, we will send holders of common stock of MuniInsured written instructions for exchanging their stock certificates. MuniInsured stockholders should exchange their stock certificates promptly after the Reorganization in order to continue to receive dividend payments on their shares. Dividends declared will accrue but payments will not be made until the stock certificates for MuniInsured are surrendered and exchanged for stock certificates of the Surviving Fund.

Q.	What are the tax consequences for stockholders?

A.	The Reorganization is structured as a tax-free transaction so that the completion of the Reorganization itself will not result in Federal income tax liability for stockholders of either Fund, except for taxes on any cash received for a fractional share of common stock.

Q.	Who will manage the Surviving Fund after the Reorganization?

A.	Fund Asset Management L.P. serves as the investment adviser for both Funds and will be the investment adviser of the Surviving Fund after the Reorganization. William R. Bock currently serves as the portfolio manager for each Fund and will continue to serve as the portfolio manager for the Surviving Fund after the Reorganization.

Q.	Will there be a Stockholders’ Meeting for MuniInsured?

A.	Yes, an Annual Stockholders’ Meeting for MuniInsured will be held at 9:00 a.m. on Wednesday, May 19, 2004, at 800 Scudders Mill Road, Plainsboro, New Jersey.

Q.	Why is my vote important?

A.	Approval of the Reorganization requires the affirmative vote of stockholders representing a majority of the outstanding shares of common stock of MuniInsured. For purposes of any vote at a Meeting that requires the approval of the outstanding shares of common stock of MuniInsured, a quorum consists of a majority of the stockholders of MuniInsured entitled to vote at the Meeting present in person or by proxy. The Board of Directors of MuniInsured urges every stockholder to vote. Please read all proxy materials thoroughly before casting your vote.

3

Q.	How can I vote?

A.	You may vote by signing and returning your proxy card in the enclosed postage-paid envelope. You may also vote your shares on the Internet at http://www.proxyvote.com. On the Internet you will be asked for a control number that you received in your proxy mailing. You may also vote by telephone by calling the “800“ number printed on your voting instruction form. Finally, you may vote in person at the Stockholders’ Meeting. If you submitted a proxy by mail, by telephone or on the Internet, you may withdraw it at the Meeting and then vote in person at the Meeting or you may submit a superseding proxy by mail, by telephone or on the Internet.

Q.	Has MuniInsured retained a proxy solicitation firm?

A.	Yes, MuniInsured has hired Georgeson Shareholder to assist in the solicitation of proxies for the Meeting. While the Fund expects most proxies to be returned by mail, the Fund may also solicit proxies by telephone, fax, telegraph or personal interview.

Q.	What if there are not enough votes to reach a quorum by the scheduled meeting date?

A.	In order to ensure that we receive enough votes, we may need to take further action. We or our proxy solicitation firm may contact you by mail or telephone. Therefore, we encourage stockholders to vote as soon as they review the enclosed proxy materials to avoid additional mailings or telephone calls. If enough shares are not represented at the Annual Stockholders’ Meeting to achieve the necessary quorum or the necessary quorum is present but there are not sufficient votes to take action on the proposal by the time of the Annual Stockholders’ Meeting on May 19, 2004, such Stockholders’ Meeting may be adjourned to permit further solicitation of proxy votes.

Q.	What is the Board’s recommendation?

A.	The Board of Directors of MuniInsured believes the Reorganization is in the best interests of the Fund and its stockholders. It encourages stockholders to vote FOR the Reorganization.

4